NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

SHARES

SKYSTAR
Bio-Pharmaceutical Company

SPECIMEN

CUSIP: 830884 201

AUTHORIZED COMMON STOCK:
50,000,000 SHARES
PAR VALUE: $.001

Countersigned & Registered
PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada
TRANSFER AGENT AND REGISTRAR

By: ____________________

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of **SKYSTAR BIO-PHARMACEUTICAL COMPANY** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

Wei Wen
SECRETARY

SKYTAR BIO-PHARMACEUTICAL COMPANY
CORPORATE
Seal
NEVADA

Weibing Lu
CHIEF EXECUTIVE OFFICER